Exhibit 99.1

Press Release

Tri-Tech Holding Awarded $6M Contract For Upgrade and Expansion Work of Wastewater Treatment Facility

Project to be Financed by Japan Bank for International Cooperation

BEIJING, August 11, 2010 — Tri-Tech Holding Inc. (Nasdaq: TRIT), a leading total solutions provider to China’s water resources, municipal wastewater and industrial pollution control markets, announced today that it has received a JPY519 million (approximately US$6 million) contract for the upgrade and expansion of a wastewater treatment plant in Kuitun City of Xinjiang Uygur Autonomous Region.

The project will be financed by an Official Development Assistance (ODA) Loan under an agreement between China’s Ministry of Finance and Japan’s Bank for International Cooperation.

(Logo: http://photos.prnewswire.com/prnh/20100603/CNTH016LOGO )

(Logo: http://www.newscom.com/cgi-bin/prnh/20100603/CNTH016LOGO )

As one of 11 China-government-approved Xinjiang Urban Environmental Comprehensive Improvement Projects funded by a Japanese Yen credit in July 2007, this project covers upgrade work of a central wastewater treatment facility and construction of a companion wastewater treatment plant with a targeted daily capacity of 60,000 cubic meters.

The Kuitun central wastewater treatment plant, which went into operation in 2002, has a daily capacity of 40,000 cubic meters. Reclaimed wastewater discharged from the treatment plant meets Class 2B standards as per the National Discharge Standard of Pollutants for Municipal Wastewater Treatment Plants.

Tri-Tech’s upgrade will decrease pollution discharged from the plant allowing it to meet Class 1B standards. The new wastewater treatment plant to the east of the existing central wastewater treatment plant is designed to meet Kuitin’s increasing wastewater treatment requirements. It will have a daily treatment capacity of 60,000 cubic meters. Tri-Tech will use its anoxic/aerobic biological nitrogen removal process to meet Class 1B standards.

Tri-Tech’s scope of work for these two wastewater treatment plants includes procurement and installation of complete sets of processing equipment, technical personnel training, equipment fabrication inspection and commissioning and post-installation services. Tri-Tech expects to complete process equipment procurement for the central wastewater treatment plant by the end of 2010 and complete construction of the east wastewater treatment plant by first half of 2011.

Tri-Tech Holding Inc.

Tri-Tech CEO Warren Zhao said, “We are excited to be awarded our first wastewater treatment project funded by an international financial organization since Tri-Tech became a public company. With a disposal rate of 100%, the operation of this wastewater treatment facility will greatly improve the environmental quality of Kuitun City.

“Implementation of this project is an important milestone for Tri-Tech. This puts us on a track to obtain more business financed by international organizations. In recent years, projects financed by foreign governments and organizations such as the World Bank, the Asia Development Bank and Japan’s Bank for International Cooperation have produced favourable economic and social benefits for China, especially in the less economically developed western provinces. These international organizations and governments have been important in filling in capital gaps for urban environmental infrastructure projects. The government continues to encourage use of foreign loans in environmental and ecological infrastructure sectors. We are prepared for and are actively seeking wastewater treatment projects financed through international organizations and we believe we will be successful in being awarded these type of projects.”

About Tri-Tech Holding Inc.

Tri-Tech designs customized sewage treatment and odor control systems for China’s municipalities and its larger cities. These systems combine software, information management systems, resource planning and local and distant networking hardware that includes sensors, control systems, programmable logic controllers, supervisory control and data acquisition systems (SCADA). The company also designs systems that track natural waterway levels for drought control, monitor groundwater quality and assist the government in managing its water resources. Tri-tech owns 15 software copyrights and two technological patents and employs 200 people. Please visit http://www.tri-tech.cn for more information.

An online investor kit including a company profile, press releases, current price quotes, stock charts and other valuable information for investors is available at http://www.hawkassociates.com/profile/trit.cfm. To subscribe to future releases via e-mail alert, visit http://www.hawkassociates.com/about/alert/.

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include references to the successful completion of the project referenced herein and other statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Investors Contact:

Hawk Associates

Frank Hawkins

305-451-1888

tritech@hawkassociates.com